EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS THIRD QUARTER 2023 RESULTS

●	Total contract drilling revenues were $713 million, compared to $729 million in the second quarter of 2023 (total adjusted contract drilling revenues of $721 million, compared to $748 million in the second quarter of 2023);
●	Revenue efficiency(1) was 95.4%, compared to 97.2% in the prior quarter;
●	Operating and maintenance expense was $524 million, compared to $484 million in the prior quarter;
●	Net loss attributable to controlling interest was $220 million, $0.28 per diluted share, compared to $165 million, $0.22 per diluted share, in the second quarter of 2023;
●	Adjusted EBITDA was $162 million, compared to $237 million in the prior quarter; and
●	Contract backlog was $9.4 billion as of the October 2023 Fleet Status Report.

STEINHAUSEN, Switzerland—October 30, 2023—Transocean Ltd. (NYSE: RIG) today reported a net loss attributable to controlling interest of $220 million, $0.28 per diluted share, for the three months ended September 30, 2023.

Third quarter results included net favorable items of $60 million, or $0.08 per diluted share as follows:

●	$65 million, $0.09 per diluted share, discrete tax items, net; and
●	$5 million, $0.01 per diluted share, loss on impairment of assets.

After consideration of these net favorable items, third quarter 2023 adjusted net loss was $280 million, or $0.36 per diluted share.

Contract drilling revenues for the three months ended September 30, 2023 decreased sequentially by $16 million to $713 million, primarily due to idle time on three ultra-deepwater floaters and lower revenue generated by four rigs that were undergoing contract preparation and mobilization activities during the quarter. Lower fleet revenue efficiency in the third quarter also contributed to the decrease. This was partially offset by increased average daily revenues for three rigs and a full quarter of revenues from the newbuild ultra-deepwater drillship Deepwater Titan and the harsh environment semisubmersible floater Transocean Norge.

Contract intangible amortization represented a non-cash revenue reduction of $8 million, compared to $19 million in the prior quarter.

Operating and maintenance expense was $524 million, compared with $484 million in the prior quarter. The sequential increase was primarily due to higher shipyard costs and contract preparation for seven rigs and a full quarter of operations from Deepwater Titan and Transocean Norge.

Interest expense, net of amounts capitalized, was $232 million, compared with $168 million in the prior quarter. Interest expense included a non-cash loss of $93 million, compared with $46 million in the prior quarter, associated with the fair value adjustment of the bifurcated exchange feature embedded in our exchangeable bonds issued in September of 2022. Interest income was $12 million, compared with $11 million in the previous quarter.

The Effective Tax Rate(2) was 16.3%, up from 8.8% in the prior quarter. The increase was primarily due to settlements and expirations of uncertain tax positions and releases of valuation allowances. The Effective Tax Rate excluding discrete items was (8.7)% compared to 11.7% in the previous quarter.

Cash used in operating activities was $44 million during the third quarter of 2023, representing a decrease of $201 million compared to the prior quarter. The sequential decrease is primarily due to increased cash disbursements for preparing and mobilizing seven rigs for contracts and timing of interest payments.

Third quarter 2023 capital expenditures of $50 million decreased primarily due to reduced spending for our newbuild rigs under construction. This compares with $76 million in the prior quarter.

“For the sixth consecutive quarter Transocean increased its backlog, ending the third quarter at $9.4 billion dollars. Not only is the size of our backlog industry-leading, but it also contains many of the industry’s highest dayrate fixtures,” said Chief Executive Officer, Jeremy Thigpen. “In particular, we are pleased to have secured a three-year contract for Deepwater Aquila in Brazil, as it facilitated the acquisition of the outstanding interest in Liquila Ventures Ltd. The addition of the Aquila further reinforces Transocean’s leadership position in the high-specification, ultra-deepwater drilling market, as she is our eighth 1400 short ton, dual activity, seventh generation drillship, of which, there are only 12 in the global competitive fleet.”

Thigpen continued “Based on our ongoing conversations with customers, we firmly believe that we remain in the early stages of a multi-year upcycle. With our fleet of the most capable high-specification ultra-deepwater drillships and harsh environment semisubmersibles, Transocean is uniquely positioned to capitalize on current and future opportunities.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). We believe certain financial measures, such as Adjusted Contract Drilling Revenues, EBITDA, Adjusted EBITDA and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services, and operates the highest specification floating offshore drilling fleet in the world.

Transocean owns or has partial ownership interests in and operates a fleet of 37 mobile offshore drilling units, consisting of 28 ultra-deepwater floaters and nine harsh environment floaters. In addition, Transocean is constructing one ultra-deepwater drillship.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 2 p.m. CEST, on Tuesday, October 31, 2023, to discuss the results. To participate, dial +1 785-424-1226 and refer to conference code 403372 approximately 15 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EDT, 5 p.m. CEST, on Tuesday, October 31, 2023. The replay, which will be archived for approximately 30 days, can be accessed at +1 402-220-7358, passcode 403372. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements could contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the fluctuation of current and future prices of oil and gas, the global and regional supply and demand for oil and gas, the intention to scrap certain drilling rigs, the success of our business following prior acquisitions, the effects of the spread of and mitigation efforts by governments, businesses and individuals related to contagious illnesses, such as COVID-19, and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2022, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”) or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)	Revenue efficiency is defined as actual operating revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding revenues for incentive provisions, reimbursements and contract terminations. See the accompanying schedule entitled “Revenue Efficiency.”

(2)	Effective Tax Rate is defined as income tax expense or benefit divided by income or loss before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contact:

Alison Johnson

+1 713-232-7214

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022

Contract drilling revenues	$713	$691	$2,091	$1,969

Costs and expenses
Operating and maintenance	524	411	1,417	1,256
Depreciation and amortization	192	182	560	549
General and administrative	44	42	137	127
	760	635	2,114	1,932
Loss on impairment of assets	(5)	—	(58)	—
Loss on disposal of assets, net	(3)	(3)	(173)	(6)
Operating income (loss)	(55)	53	(254)	31

Other income (expense), net
Interest income	12	9	42	15
Interest expense, net of amounts capitalized	(232)	(96)	(649)	(298)
Gain (loss) on retirement of debt	—	7	(32)	7
Other, net	12	(6)	35	(2)
	(208)	(86)	(604)	(278)
Loss before income tax expense (benefit)	(263)	(33)	(858)	(247)
Income tax expense (benefit)	(43)	(5)	(8)	24

Net loss	(220)	(28)	(850)	(271)
Net income attributable to noncontrolling interest	—	—	—	—
Net loss attributable to controlling interest	$(220)	$(28)	$(850)	$(271)

Loss per share, basic and diluted	$(0.28)	$(0.04)	$(1.13)	$(0.39)
Weighted-average shares, basic and diluted	774	714	755	690

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$594	$683
Accounts receivable, net of allowance of $2 at September 30, 2023 and December 31, 2022	532	485
Materials and supplies, net of allowance of $206 and $199 at September 30, 2023 and December 31, 2022, respectively	410	388
Restricted cash and cash equivalents	214	308
Other current assets	217	144
Total current assets	1,967	2,008

Property and equipment	23,674	24,217
Less accumulated depreciation	(6,761)	(6,748)
Property and equipment, net	16,913	17,469
Contract intangible assets	11	56
Deferred tax assets, net	26	13
Other assets	1,091	890
Total assets	$20,008	$20,436

Liabilities and equity
Accounts payable	$316	$281
Accrued income taxes	20	19
Debt due within one year	320	719
Other current liabilities	525	539
Total current liabilities	1,181	1,558

Long-term debt	7,066	6,628
Deferred tax liabilities, net	507	493
Other long-term liabilities	936	965
Total long-term liabilities	8,509	8,086

Commitments and contingencies

Shares, CHF 0.10 par value, 1,021,294,549 authorized, 142,362,093 conditionally authorized, 843,715,858 issued and 782,540,300 outstanding at September 30, 2023, and 905,093,509 authorized, 142,362,675 conditionally
authorized, 797,244,753 issued and 721,888,427 outstanding at December 31, 2022	78	71
Additional paid-in capital	14,364	13,984
Accumulated deficit	(3,929)	(3,079)
Accumulated other comprehensive loss	(196)	(185)
Total controlling interest shareholders’ equity	10,317	10,791
Noncontrolling interest	1	1
Total equity	10,318	10,792
Total liabilities and equity	$20,008	$20,436

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine months ended
	September 30,
	2023	2022
Cash flows from operating activities
Net loss	$(850)	$(271)
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	45	98
Depreciation and amortization	560	549
Share-based compensation expense	30	22
Loss on impairment of assets	58	—
Loss on disposal of assets, net	173	6
Fair value adjustment to bifurcated compound exchange feature	272	—
(Gain) loss on retirement of debt	32	(7)
Deferred income tax expense	1	20
Other, net	59	56
Changes in deferred revenues, net	40	(49)
Changes in deferred costs, net	(125)	23
Changes in other operating assets and liabilities, net	(229)	(177)
Net cash provided by operating activities	66	270

Cash flows from investing activities
Capital expenditures	(207)	(308)
Investments in equity of unconsolidated affiliates	(10)	(27)
Investment in loans to unconsolidated affiliates	(3)	(2)
Proceeds from disposal of assets, net	10	4
Proceeds from acquisition of unconsolidated affiliate	7	—
Net cash used in investing activities	(203)	(333)

Cash flows from financing activities
Repayments of debt	(1,707)	(453)
Proceeds from issuance of debt, net of issue costs	1,664	176
Proceeds from issuance of shares, net of issue costs	—	264
Proceeds from issuance of warrants, net of issue costs	—	12
Other, net	(3)	(7)
Net cash used in financing activities	(46)	(8)

Net decrease in unrestricted and restricted cash and cash equivalents	(183)	(71)
Unrestricted and restricted cash and cash equivalents, beginning of period	991	1,412
Unrestricted and restricted cash and cash equivalents, end of period	$808	$1,341

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Three months ended
	September 30,	June 30	September 30,
Contract Drilling Revenues (in millions)	2023	2023	2022
Ultra-deepwater floaters	$516	$536	$433
Harsh environment floaters	197	193	258
Total contract drilling revenues	$713	$729	$691

	Three months ended
	September 30,	June 30	September 30,
Average Daily Revenue (1)	2023	2023	2022
Ultra-deepwater floaters	$406,500	$380,600	$326,600
Harsh environment floaters	357,400	332,000	374,000
Total fleet average daily revenue	$391,300	$367,000	$343,400

	Three months ended
	September 30,	June 30	September 30,
Utilization (2)	2023	2023	2022
Ultra-deepwater floaters	45.0%	53.7%	53.1%
Harsh environment floaters	63.0%	57.7%	75.7%
Total fleet average rig utilization	49.4%	54.7%	59.4%

	Three months ended
	September 30,	June 30	September 30,
Revenue Efficiency (3)	2023	2023	2022
Ultra-deepwater floaters	94.3%	97.3%	93.5%
Harsh environment floaters	98.1%	96.8%	97.5%
Total fleet average revenue efficiency	95.4%	97.2%	95.0%

(1) Average daily revenue is defined as operating revenues, excluding revenues for contract terminations, reimbursements and contract intangible amortization, earned per operating day. An operating day is defined as a day for which a rig is contracted to earn a dayrate during the firm contract period after operations commence.

(2) Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.

(3) Revenue efficiency is defined as actual operating revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding revenues for incentive provisions, reimbursements and contract terminations.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(in millions, except per share data)

	YTD	QTD	YTD	QTD	YTD
	09/30/23	09/30/23	06/30/23	06/30/23	03/31/23
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(850)	$(220)	$(630)	$(165)	$(465)
Loss on impairment of assets	58	5	53	53	—
Loss on disposal of assets, net	169	—	169	—	169
Loss on debt conversion	3	—	3	3	—
Loss on retirement of debt	32	—	32	—	32
Discrete tax items	(77)	(65)	(12)	(1)	(11)
Net loss, as adjusted	$(665)	$(280)	$(385)	$(110)	$(275)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(1.13)	$(0.28)	$(0.85)	$(0.22)	$(0.64)
Loss on impairment of assets	0.08	0.01	0.07	0.07	—
Loss on disposal of assets, net	0.23	—	0.23	—	0.23
Loss on debt conversion	—	—	—	—	—
Loss on retirement of debt	0.04	—	0.04	—	0.04
Discrete tax items	(0.10)	(0.09)	(0.01)	—	(0.01)
Diluted loss per share, as adjusted	$(0.88)	$(0.36)	$(0.52)	$(0.15)	$(0.38)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/22	12/31/22	09/30/22	09/30/22	06/30/22	06/30/22	03/31/22
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(621)	$(350)	$(271)	$(28)	$(243)	$(68)	$(175)
Gain on retirement of debt	(8)	(1)	(7)	(7)	—	—	—
Discrete tax items	(19)	(5)	(14)	(6)	(8)	—	(8)
Net loss, as adjusted	$(648)	$(356)	$(292)	$(41)	$(251)	$(68)	$(183)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(0.89)	$(0.48)	$(0.39)	$(0.04)	$(0.36)	$(0.10)	$(0.26)
Gain on retirement of debt	(0.01)	—	(0.01)	(0.01)	—	—	—
Discrete tax items	(0.03)	(0.01)	(0.02)	(0.01)	(0.01)	—	(0.02)
Diluted loss per share, as adjusted	$(0.93)	$(0.49)	$(0.42)	$(0.06)	$(0.37)	$(0.10)	$(0.28)

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED CONTRACT DRILLING REVENUES
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND RELATED MARGINS
(in millions, except percentages)

	YTD	QTD	YTD	QTD	YTD
	09/30/23	09/30/23	06/30/23	06/30/23	03/31/23

Contract drilling revenues	$2,091	$713	$1,378	$729	$649
Contract intangible asset amortization	45	8	37	19	18
Adjusted Contract Drilling Revenues	$2,136	$721	$1,415	$748	$667

Net loss	$(850)	$(220)	$(630)	$(165)	$(465)
Interest expense, net of interest income	607	220	387	157	230
Income tax expense (benefit)	(8)	(43)	35	(16)	51
Depreciation and amortization	560	192	368	186	182
Contract intangible asset amortization	45	8	37	19	18
EBITDA	354	157	197	181	16

Loss on disposal of assets, net	169	—	169	—	169
Loss on impairment	58	5	53	53	—
Loss on debt conversion	3	—	3	3	—
Loss on retirement of debt	32	—	32	—	32
Adjusted EBITDA	$616	$162	$454	$237	$217

Loss margin	(40.7)%	(30.9)%	(45.7)%	(22.6)%	(71.6)%
EBITDA margin	16.6%	21.8%	13.9%	24.2%	2.4%
Adjusted EBITDA margin	28.9%	22.5%	32.1%	31.7%	32.5%

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/22	12/31/22	09/30/22	09/30/22	06/30/22	06/30/22	03/31/22

Contract drilling revenues	$2,575	$606	$1,969	$691	$1,278	$692	$586
Contract intangible asset amortization	117	19	98	39	59	30	29
Adjusted Contract Drilling Revenues	$2,692	$625	$2,067	$730	$1,337	$722	$615

Net loss	$(621)	$(350)	$(271)	$(28)	$(243)	$(68)	$(175)
Interest expense, net of interest income	534	251	283	87	196	96	100
Income tax expense (benefit)	59	35	24	(5)	29	3	26
Depreciation and amortization	735	186	549	182	367	184	183
Contract intangible asset amortization	117	19	98	39	59	30	29
EBITDA	824	141	683	275	408	245	163

Gain on retirement of debt	(8)	(1)	(7)	(7)	—	—	—
Adjusted EBITDA	$816	$140	$676	$268	$408	$245	$163

Loss margin	(24.1)%	(57.8)%	(13.8)%	(4.1)%	(19.0)%	(9.8)%	(29.9)%
EBITDA margin	30.6%	22.7%	33.0%	37.6%	30.5%	33.9%	26.5%
Adjusted EBITDA margin	30.3%	22.4%	32.7%	36.7%	30.5%	33.9%	26.5%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(in millions, except tax rates)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

Loss before income taxes	$(263)	$(181)	$(33)	$(858)	$(247)
Loss on impairment of assets	5	53	—	58	—
Loss on disposal of assets, net	—	—	—	169	—
Loss on debt conversion	—	3	—	3	—
(Gain) loss on retirement of debt	—	—	(7)	32	(7)
Adjusted loss before income taxes	$(258)	$(125)	$(40)	$(596)	$(254)

Income tax expense (benefit)	$(43)	$(16)	$(5)	$(8)	$24
Loss on impairment of assets	—	—	—	—	—
Loss on disposal of assets, net	—	—	—	—	—
Loss on debt conversion	—	—	—	—	—
(Gain) loss on retirement of debt	—	—	—	—	—
Changes in estimates (1)	65	1	6	77	14
Adjusted income tax expense (benefit) (2)	$22	$(15)	$1	$69	$38

Effective Tax Rate (3)	16.3%	8.8%	16.3%	0.9%	(9.6)%

Effective Tax Rate, excluding discrete items (4)	(8.7)%	11.7%	(1.2)%	(11.7)%	(14.9)%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities, or become aware of changes in laws and other events that have an effect on our (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) The three months ended September 30, 2023 included $8 million of additional tax benefit, reflecting the cumulative effect of a decrease in the annual effective tax rate from the previous quarter estimate.

(3) Our effective tax rate is calculated as income tax expense or benefit divided by income or loss before income taxes.

(4) Our effective tax rate, excluding discrete items, is calculated as income tax expense or benefit, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income or loss before income taxes, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes related to estimating the annual effective tax rate.